EXHIBIT 99.1
Barracuda Reports Second Quarter Fiscal 2018 Results
•Q2 total revenue grew 7% year-over-year to $94.3 million
•Q2 GAAP earnings per share of $0.03, and non-GAAP earnings per share of $0.17
•Total active subscribers increased 17% to over 348,000
CAMPBELL, Calif., Oct. 10, 2017 – Barracuda Networks, Inc. (NYSE: CUDA), a leading provider of cloud-enabled security and data protection solutions, today announced results for its second quarter fiscal 2018 that ended August 31, 2017.
"We delivered a strong second quarter achieving core billings growth of 22% year-over-year and gross billings of $108.5 million, which was above our guidance. Our performance was driven by continued traction in the areas of the market where we have been investing, especially email and public cloud security, and we are pleased to see that our efforts are generating stronger top-line results,” said BJ Jenkins, president and CEO. “Excluding non-core billings, we have generated four consecutive quarters of double-digit billings growth. We believe we have the right strategy in place, are focused on the right areas of the market, and provide innovative security solutions that are affordable and consumable in the form that is best suited for our customers’ needs."
Second Quarter Fiscal 2018 Financial Summary

•
Total revenue increased 7% to $94.3 million, compared with $87.9 million in the second quarter of fiscal 2017. Subscription revenue grew to $76.0 million, up 14% from $66.9 million in the second quarter of fiscal 2017, representing 81% of total revenue, and appliance revenue was $18.3 million, compared with $21.0 million in the second quarter of fiscal 2017.

•
Gross billings were $108.5 million, compared with $100.3 million in the second quarter of fiscal 2017. Billings for core products increased 22% to $70.9 million, compared with $58.1 million in the second quarter of fiscal 2017. The number of active subscribers grew 17% to over 348,000 as of August 31, 2017. The annualized renewal rate from subscriptions on a dollar basis was 91%.

•
GAAP net income was $1.6 million, or $0.03 per share, based on a diluted share count of 54.6 million, compared to a GAAP net income of $2.4 million, or $0.05 per share, in the second quarter of fiscal 2017.

•
Non-GAAP net income was $9.1 million, or $0.17 per share, based on a diluted share count of 54.6 million. Non-GAAP net income excludes $9.6 million in stock-based compensation expense, $3.6 million in income tax benefits, $1.7 million in amortization of intangibles, $1.1 million in other net income and $0.9 million in acquisition and other charges.

The reconciliation between non-GAAP and their most closely comparable GAAP equivalent is contained in the tables below.
Recent Company Highlights

•
Continued Public Cloud Momentum - Announced several new enhancements to the Barracuda NextGen Firewall and Barracuda Web Application Firewall (WAF) to help customers accelerate Microsoft Azure adoption. Barracuda cloud-ready firewalls now natively send publishing logs to the Microsoft OMS dashboard. Barracuda NextGen Firewall also includes enhanced SD-WAN capabilities to easily and cost effectively provide secure, optimized site-to-cloud connectivity. Additionally, new enhancements to the Barracuda WAF REST API provides security for automation and orchestration to DevOps tools, which complements the new integration with Puppet to give customers greater security control over their web applications. These enhancements, combined with the addition of Barracuda Vulnerability Remediation Service, automate the identification and remediation of vulnerabilities in web-facing applications deployed in Azure.

•
Expanded Cloud-Based Data Protection Functionality - Announced new Barracuda Backup feature that provides customers, resellers, and MSPs with the ability to replicate data securely and efficiently from either on-premises physical or virtual backup appliances to Amazon Web Services (AWS). With this new feature, organizations can further leverage the cloud as a simple and cost-effective way to protect their data from accidental or malicious data loss, including natural disasters or security threats like ransomware. The ability to replicate data to AWS also helps prepare customers for current and future public cloud migrations.

•
Rebranded MSP Business and Enhanced ECHOPlatform - Launched new Barracuda MSP brand, formerly known as Intronis MSP Solutions. Along with the rebranding to Barracuda MSP, Barracuda established two new educational initiatives - SmarterMSP.com and Ready, Set, Managed! - designed to help IT channel providers successfully deliver managed services. Additionally, released a new version of ECHOplatform which includes enhancements that further centralize and streamline management of Barracuda security and data protection solutions for new and existing MSP partners.

Conference Call Information
Barracuda will host a conference call and corresponding live webcast at 1:30 p.m. PT today. To access the conference call, dial 1-855-560-2573 for the U.S. or 1-412-542-4159 for international callers. The webcast will be available live on the investor relations section of the company's website at investors.barracuda.com, and via replay beginning approximately one hour after the completion of the call for a period of one year. An audio replay of the call will be available to investors beginning at approximately 5:00 p.m. PT today through Oct. 17, 2017 by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 for international callers, and entering conference ID 10111827. Additional supplemental financial information will also be accessible on the company’s website at investors.barracuda.com.
Forward-Looking Statements
This announcement contains forward-looking statements related to our strategy and core products, the adoption of our cloud and security and data protection products, our MSP products, and the potential benefits from newly launched and updated products to customers and partners, and potential results from new initiatives, channels and go-to-market strategies that involve risks and uncertainties, including statements regarding our expectations regarding financial performance, and the potential impact of our new and updated products. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: fluctuations in demand for our products and services; a highly competitive and evolving business environment for network security and storage solutions; the company’s effectiveness in controlling expenses and timing of infrastructure costs; the effects of significant developments in IT infrastructure deployments, particularly cloud computing; the impact of foreign currency fluctuations; the possibility that we might experience delays in the development of new technology and products; risks related to recent or future acquisitions; customer response to our new technology and products; risks related to pending or future litigation and regulatory matters; a dependency on third parties for certain components of our products and the impact of changes in our management team. The company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which are on file with the Securities and Exchange Commission.
Non-GAAP Financial Measures
Barracuda provides all financial information required in accordance with generally accepted accounting principles (GAAP). To supplement our consolidated financial statements presented in accordance with GAAP, we are also providing with this press release and on our conference call with non-GAAP net income, non-GAAP operating income, non-GAAP gross margins, non-GAAP operating expenses, adjusted EBITDA and free cash flow. In preparing our non-GAAP information, we have excluded certain amounts as set forth in the attached financial tables and footnotes. We believe that excluding these items provides both management and investors with additional insight into our current operations and the trends affecting the company. In particular, management finds it useful to exclude these items in order to more readily correlate the company's operating activities with the company's ability to generate cash from operations. Accordingly, management uses these non-GAAP measures, along with the comparable GAAP information, in evaluating our historical performance and in planning our future business activities. Please note that our non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information we present should be considered in conjunction with, and not as a substitute for, our financial information presented in accordance with GAAP. We have provided reconciliations of these non-GAAP measures to their comparable GAAP measures for the periods presented in this release, which exclude certain amounts as set forth in the attached financial tables and footnotes for these periods. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures for comparable financial information and understanding of the company's ongoing performance as a business. Barracuda uses both GAAP and non-GAAP measures to evaluate and manage its operations.

Beginning in the third quarter of fiscal 2017, we modified our reporting practices and our historical presentation of adjusted EBITDA and free cash flow. We no longer adjust for changes in deferred revenue and associated deferred costs in our calculation of adjusted EBITDA, and for free cash flow we will not adjust for the cash payment impact of acquisition and other charges. Prior period information has been recast to conform to the adjusted calculations.

Forward-looking non-GAAP financial measures included in Barracuda’s guidance exclude amortization of intangible assets, stock-based compensation expense, acquisition and other charges, income tax effects related to such exclusions and other expense (income) adjustments. Barracuda does not provide reconciliations of its forward-looking non-GAAP financial measures to the corresponding GAAP measures due to the high variability of, and difficulty in making accurate forecasts and projections with respect to, the items excluded from these non-GAAP financial measures. In particular, stock-based compensation and related taxes are impacted by the company’s future hiring and retention needs, as well as the future fair market value of its common stock, all of which is difficult to predict and subject to constant change. Accordingly, reconciliations of its forward-looking non-GAAP financial measures to the corresponding GAAP measures are not available without unreasonable effort. The actual amounts of these excluded items will have a significant impact on the company’s GAAP operating income (loss) and net income (loss) per diluted share.
About Barracuda Networks, Inc. (NYSE: CUDA)
Barracuda (NYSE: CUDA) simplifies IT with cloud-enabled solutions that empower customers to protect their networks, applications and data, regardless of where they reside. These powerful, easy-to-use and affordable solutions are trusted by more than 150,000 organizations worldwide and are delivered in appliance, virtual appliance, cloud and hybrid deployment configurations. Barracuda's customer-centric business model focuses on delivering high-value, subscription-based IT solutions that provide end-to-end network and data protection. For additional information, please visit barracuda.com.

Barracuda Networks, Barracuda, and the Barracuda Networks logo are registered trademarks of Barracuda Networks, Inc. in the US and other countries.
Contacts:
Investor Relations: Maria Riley; +1 415-217-7722; ir@barracuda.com
Corporate Communications: Mary Catherine Petermann; +1 404-307-6290; mc@barracuda.com

Barracuda Networks, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	As of August 31, 2017 (1)	As of February 28, 2017
Assets
Current assets:
Cash and cash equivalents	$125,585	$120,194
Marketable securities	80,991	79,915
Accounts receivable, net of allowance for doubtful accounts	40,899	40,560
Inventories, net	6,520	5,847
Deferred costs	34,206	32,598
Other current assets	10,473	16,295
Total current assets	298,674	295,409
Property and equipment, net	32,043	29,979
Deferred costs, non-current	30,246	27,285
Deferred income taxes, non-current	1,023	1,554
Other non-current assets	15,320	8,607
Intangible assets, net	28,692	32,145
Goodwill	70,653	69,795
Total assets	$476,651	$464,774
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,710	$11,439
Accrued payroll and related benefits	12,825	13,593
Other accrued liabilities	10,773	12,942
Deferred revenue	245,517	239,796
Note payable	—	4,115
Total current liabilities	276,825	281,885
Long-term liabilities:
Deferred revenue, non-current	168,148	167,286
Deferred income taxes, non-current	3,073	2,803
Other long-term liabilities	6,776	6,377
Stockholders’ equity:
Common stock	53	53
Additional paid-in capital	384,395	370,745
Accumulated other comprehensive loss	(3,076)	(5,226)
Accumulated deficit	(359,543)	(359,149)
Total stockholders’ equity	21,829	6,423
Total liabilities and stockholders’ equity	$476,651	$464,774
 ______________________

(1)
As of March 1, 2017, we adopted ASU 2016-09 which allowed for an accounting policy election to either estimate the number of share-based awards that are expected to vest or account for forfeitures when they occur. We elected to account for forfeitures when they occur and adopted this change on a modified retrospective basis. As a result, we recorded the cumulative effect of the change as a $0.4 million increase to the March 1, 2017 opening accumulated deficit balance on the condensed consolidated balance sheets.

Barracuda Networks, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share information)
(Unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2017	2016	2017	2016
Revenue:
Appliance	$18,347	$21,034	$38,612	$42,367
Subscription	75,978	66,896	149,892	132,217
Total revenue	94,325	87,930	188,504	174,584
Cost of revenue	25,198	20,240	48,846	40,481
Gross profit	69,127	67,690	139,658	134,103
Operating expenses:
Research and development	19,440	18,446	38,796	37,653
Sales and marketing	38,561	32,144	74,781	63,474
General and administrative	10,338	10,969	21,282	21,741
Total operating expenses	68,339	61,559	134,859	122,868
Income from operations	788	6,131	4,799	11,235
Other income, net	1,124	1,515	2,308	2,505
Income before income taxes	1,912	7,646	7,107	13,740
Provision for income taxes	(358)	(5,209)	(2,881)	(8,519)
Net income	$1,554	$2,437	$4,226	$5,221
Net income per share:
Basic	$0.03	$0.05	$0.08	$0.10
Diluted	$0.03	$0.05	$0.08	$0.10
Weighted-average shares used to compute net income per share:
Basic	53,040	52,265	52,958	52,275
Diluted	54,609	53,321	54,470	53,088

Barracuda Networks, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2017	2016 (2)	2017	2016 (2)
Operating activities
Net income	$1,554	$2,437	$4,226	$5,221
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and impairment expense	4,329	4,186	8,545	8,467
Stock-based compensation expense	9,628	7,896	17,011	15,833
Excess tax benefits from equity compensation plans (1)	—	(650)	—	(791)
Deferred income taxes	152	213	804	474
Other	250	(503)	(261)	(728)
Changes in operating assets and liabilities:
Accounts receivable, net	(1,190)	1,717	(318)	2,732
Inventories, net	(78)	280	(744)	(83)
Income taxes, net	(1,234)	2,146	8,122	3,598
Deferred costs	(3,314)	366	(4,738)	340
Other assets	(816)	1,049	(5,027)	(597)
Accounts payable	(4,363)	(3,396)	(3,043)	(6,679)
Accrued payroll and related benefits	621	1,057	(641)	1,126
Other liabilities	(832)	(507)	(481)	(762)
Deferred revenue	6,294	4,179	7,755	4,456
Net cash provided by operating activities	11,001	20,470	31,210	32,607
Investing activities
Purchases of marketable securities	(10,960)	(10,205)	(21,769)	(21,777)
Proceeds from the sale of marketable securities	7,466	4,943	12,250	10,294
Proceeds from the maturity of marketable securities	3,085	4,187	8,342	8,018
Purchases of non-marketable investments	(4,000)	—	(4,000)	(636)
Purchases of property and equipment	(3,079)	(1,020)	(7,816)	(2,969)
Purchases of intangible assets	—	(1,000)	—	(1,000)
Business combinations, net of cash acquired	—	(60)	(506)	(243)
Payments for the sale of net liabilities	(550)	—	(800)	—
Net cash used in investing activities	(8,038)	(3,155)	(14,299)	(8,313)
Financing activities
Proceeds from issuance of common stock	1,696	1,838	3,009	4,869
Taxes paid related to net share settlement of equity awards	(2,608)	(990)	(4,474)	(2,544)
Repurchases of common stock	—	(6,961)	(6,546)	(7,241)
Excess tax benefits from equity compensation plans (1)	—	650	—	791
Repayment of employee loans, net of loans extended	—	32	31	(2)
Repayment of note payable	(4,044)	(66)	(4,115)	(133)
Payments of acquisition-related liabilities	—	—	(743)	—
Net cash used in financing activities	(4,956)	(5,497)	(12,838)	(4,260)
Effect of exchange rate changes	907	328	1,335	463
Net increase in cash, cash equivalents and restricted cash	(1,086)	12,146	5,408	20,497
Cash, cash equivalents and restricted cash at beginning of period	127,331	127,684	120,837	119,333
Cash, cash equivalents and restricted cash at end of period	$126,245	$139,830	$126,245	$139,830
 ______________________

(1)
As of March 1, 2017, we adopted ASU 2016-09 which required any excess tax benefits to be classified as an operating activity. Prior to the new standard, we were required to present excess tax benefits as a cash inflow from financing activities with a corresponding cash outflow from operating activities. We elected to apply the amendment related to the presentation of excess tax benefits on the statements of cash flows prospectively, while the prior period presented has not been adjusted.

(2)
We early adopted ASU 2016-18 which requires that a statement of cash flows explain the change during the period for the total of cash, cash equivalents and restricted cash. Therefore, restricted cash has been included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts presented and has been applied retrospectively to the prior period presented. Net cash flows for the three and six months ended August 31, 2016 did not significantly change as a result.

Barracuda Networks, Inc.
Reconciliation of Selected GAAP to Non-GAAP Financial Measures
(in thousands)
(Unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2017	2016	2017	2016
GAAP cost of revenue	$25,198	$20,240	$48,846	$40,481
Amortization of intangible assets (1)	1,220	1,257	2,441	2,533
Depreciation expense (2)	1,825	1,565	3,506	3,177
Stock-based compensation expense (3)	496	338	922	636
Acquisition and other charges (4)	847	—	847	—
Non-GAAP cost of revenue	$20,810	$17,080	$41,130	$34,135
GAAP sales and marketing expense	$38,561	$32,144	$74,781	$63,474
Amortization of intangible assets (1)	506	599	1,012	1,199
Depreciation expense (2)	87	55	159	108
Stock-based compensation expense (3)	3,400	1,943	5,534	3,791
Non-GAAP sales and marketing expense	$34,568	$29,547	$68,076	$58,376
GAAP research and development expense	$19,440	$18,446	$38,796	$37,653
Depreciation expense (2)	140	138	305	291
Stock-based compensation expense (3)	3,121	2,608	5,808	5,072
Acquisition and other charges (4)	—	—	(160)	217
Non-GAAP research and development expense	$16,179	$15,700	$32,843	$32,073
GAAP general and administrative expense	$10,338	$10,969	$21,282	$21,741
Depreciation expense (2)	549	572	1,120	1,159
Stock-based compensation expense (3)	2,611	3,007	4,747	6,334
Acquisition and other charges (4)	8	409	1,087	584
Non-GAAP general and administrative expense	$7,170	$6,981	$14,328	$13,664
GAAP total expense	$93,537	$81,799	$183,705	$163,349
Amortization of intangible assets (1)	1,726	1,856	3,453	3,732
Depreciation expense (2)	2,601	2,330	5,090	4,735
Stock-based compensation expense (3)	9,628	7,896	17,011	15,833
Acquisition and other charges (4)	855	409	1,774	801
Non-GAAP total expense	$78,727	$69,308	$156,377	$138,248
Depreciation expense (2)	2,601	2,330	5,090	4,735
Non-GAAP total expense including depreciation	$81,328	$71,638	$161,467	$142,983

Barracuda Networks, Inc.
Reconciliation of Selected GAAP to Non-GAAP Financial Measures
(in thousands, except per share information)
(Unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2017	2016	2017	2016
GAAP operating income	$788	$6,131	$4,799	$11,235
Amortization of intangible assets (1)	1,726	1,856	3,453	3,732
Stock-based compensation expense (3)	9,628	7,896	17,011	15,833
Acquisition and other charges (4)	855	409	1,774	801
Non-GAAP operating income	$12,997	$16,292	$27,037	$31,601
GAAP net income	$1,554	$2,437	$4,226	$5,221
Amortization of intangible assets (1)	1,726	1,856	3,453	3,732
Stock-based compensation expense (3)	9,628	7,896	17,011	15,833
Acquisition and other charges (4)	855	409	1,774	801
Income tax effect on non-GAAP exclusions (5)	(3,556)	316	(5,310)	(971)
Other income adjustments (6)	(1,078)	(1,497)	(2,044)	(2,474)
Non-GAAP net income	$9,129	$11,417	$19,110	$22,142
Non-GAAP diluted earnings per share (7)	$0.17	$0.21	$0.35	$0.42
Weighted-average shares used to compute diluted earnings per share	54,609	53,321	54,470	53,088

 ______________________

(1)
Amortization of Intangible Assets. We provide non-GAAP information which excludes expenses for the amortization of intangible assets, as well as certain losses on disposal and impairment of such assets that primarily relate to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors because the amortization of intangible assets can be inconsistent in amount and frequency and is significantly impacted by the timing and magnitude of our acquisition transactions, which also vary in frequency from period to period. Accordingly, we analyze the performance of our operations in each period without regard to such expenses.

(2)
Depreciation Expense. We provide non-GAAP information which excludes depreciation expense related to the amortization of property and equipment, as well as certain losses from disposal of such assets. We believe that eliminating this expense from our non-GAAP measures is useful to investors because the acquisition of property and equipment, and the corresponding depreciation expense, can be inconsistent in amount and can vary from period to period.

(3)
Stock-Based Compensation Expense. We provide non-GAAP information which excludes expenses for stock-based compensation. We believe the exclusion of stock-based compensation expense allows for financial results that are more indicative of our continuing operations. We also believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types.

(4)
Acquisition and Other Charges. We exclude certain expense items resulting from acquisitions and other charges, which we believe are non-recurring, infrequent, and/or unusual in nature, can vary significantly in amount and frequency, and are unrelated to our ongoing operating performance. We believe that adjusting for these charges allows us to better compare results from period to period in order to assess the ongoing operating results of our business. The charges include: (i) acquisition-related expenses for legal, accounting, and other professional fees, integration costs, fair value remeasurements of contingent consideration obligations and contingent consideration payments made under the terms of acquisition agreements, and (ii) other costs, losses and gains that are non-recurring, infrequent, and/or unusual in nature, such as expenses incurred in connection with litigation, export compliance, intellectual property settlement, indirect tax costs, and other matters, as well as a gain resulting from the disposition of net liabilities related to our CudaCam product offerings.

(5)
Income Tax Effect of Non-GAAP Exclusions. We believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the ongoing performance and future liquidity of our business. Excluded items include, but are not limited to: (i) amortization expense of intangible assets, (ii) stock-based compensation expense, (iii) acquisition and other charges, and (iv) quarterly changes to the valuation allowance previously established.

(6)
Other Income Adjustments. We provide non-GAAP information that excludes the effect of certain other income and losses. These adjustments may consist of realized gains and losses from the sale of marketable securities, foreign currency remeasurement gains and losses and impairment charges related to non-marketable investments. For all non-functional currency account balances, the remeasurement of such balances to the functional currency will result in either a foreign exchange gain or a loss which is recorded in other income, net. We believe that eliminating these items from our non-GAAP measures is useful to investors, because these items can be inconsistent in amount and can vary from period to period.

(7)
Non-GAAP Diluted Earnings Per Share. We provide non-GAAP diluted earnings per share. Non-GAAP diluted earnings per share is calculated based on our non-GAAP net income divided by the weighted-average diluted shares outstanding for the period.

Barracuda Networks, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(in thousands)
(Unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2017	2016	2017	2016
GAAP net income	$1,554	$2,437	$4,226	$5,221
Other income, net	(1,124)	(1,515)	(2,308)	(2,505)
Provision for income taxes	358	5,209	2,881	8,519
Acquisition and other charges	855	409	1,774	801
Stock-based compensation expense	9,628	7,896	17,011	15,833
Amortization of intangible assets	1,726	1,856	3,453	3,732
Depreciation expense	2,601	2,330	5,090	4,735
Adjusted EBITDA (1)	$15,598	$18,622	$32,127	$36,336

 ______________________

(1)
Adjusted EBITDA. Beginning in the third quarter of fiscal 2017, we modified our reporting practices and our historical presentation of adjusted EBITDA by no longer adjusting for changes in deferred revenue and associated deferred costs. These changes do not impact our current and historical presentation of GAAP results. Prior period information has been recast to conform to the adjusted calculation. We define adjusted EBITDA as net income plus non-cash and non-operating charges which include: (i) other income, net, (ii) provision for income taxes, (iii) acquisition and other charges, (iv) stock-based compensation expense, (v) amortization of intangible assets, including certain losses on disposal and impairment of intangible assets, and (vi) depreciation expense, including certain losses on disposal of fixed assets. We believe adjusted EBITDA provides an indication of profitability from our operations, and provides a consistent measure of our performance from period to period.

Barracuda Networks, Inc.
Reconciliation of GAAP Cash Flows from Operating Activities to Free Cash Flow
(in thousands)
(Unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2017	2016	2017	2016
GAAP cash flows from operating activities	$11,001	$20,470	$31,210	$32,607
Purchases of property and equipment	(3,079)	(1,020)	(7,816)	(2,969)
Free cash flow (1)	$7,922	$19,450	$23,394	$29,638

 ______________________

(1)
Free Cash Flow. Beginning in the third quarter of fiscal 2017, we modified our reporting practices and our historical presentation of adjusted free cash flow by no longer adjusting free cash flow for the cash payment impact of acquisition and other charges. These changes do not impact our current and historical presentation of GAAP results. Prior period information has been recast to conform to the adjusted calculation. We define free cash flow as cash flows from operating activities less the purchases of property and equipment. We believe free cash flow is an important liquidity measure that reflects the cash generated by the business after the purchase of property and equipment that can then be used for, among other things, strategic acquisitions, investments in the business, and funding ongoing operations.

Barracuda Networks, Inc.
Reconciliation of GAAP Revenue to Gross Billings
(in thousands)
(Unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2017	2016	2017	2016
GAAP Revenue	$94,325	$87,930	$188,504	$174,584
Total deferred revenue, end of period	413,665	398,878	413,665	398,878
Less: total deferred revenue, beginning of period	(407,524)	(393,072)	(407,082)	(392,774)
Deferred revenue adjustments	8,032	6,562	18,635	17,811
Total change in deferred revenue and adjustments	14,173	12,368	25,218	23,915
Gross billings (1)(2)	$108,498	$100,298	$213,722	$198,499

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(1)
Gross Billings. We define gross billings as total revenue plus the change in deferred revenue and other adjustments, which primarily consist of returns and reserves with respect to the 30-day right of return we provide to customers, as well as rebates for certain channel partner activities. We believe that gross billings provide insight into the sales of our solutions and performance of our business.

(2)
In order to determine how our business performed exclusive of the effect of foreign currency fluctuations, we compare the percentage change in our gross billings from one period to another using a constant currency. To present this gross billings information, the current and comparative prior period results for entities that operate in other than U.S. dollars are converted into U.S. dollars at constant exchange rates. For example, the average exchange rates for the second quarter of fiscal 2018 were used to convert current and comparable prior period gross billings rather than the actual exchange rates in effect during the respective period.